Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260281

PROSPECTUS

VICARIOUS SURGICAL INC.

Up to 103,781,408 Shares of Class A Common Stock
Up to 19,686,297 Shares of Class B Common Stock
Up to 10,400,000 Warrants

This prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of up to (i) 10,400,000 Private Placement Warrants (as defined below), (ii) 10,400,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) that may be issued upon exercise of the Private Placement Warrants, (iii) 56,446,510 shares of Class A common stock consisting of shares of Class A common stock (the “D8 Founder Shares”) held by certain transferees of our predecessor company’s sponsor, D8 Sponsor LLC (the “Sponsor”), shares of Class A common stock issued in the PIPE Financing (as defined below), and shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Vicarious Surgical (as defined below) pursuant to the Business Combination Agreement (as defined below), (iv) 19,686,297 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) issued pursuant to the Business Combination Agreement, and (v) 19,686,297 shares of Class A common stock that may be issued upon the conversion of 19,686,297 shares of Class B common stock.

This prospectus also relates to the issuance by us of up to an aggregate of 27,648,601 shares of our Class A common stock, which consists of (i) (a) up to 1,500,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants originally issued upon conversion of working capital loans made by our predecessor company, D8 Holdings Corp., a Delaware corporation (“D8”), at an exercise price of $11.50 per share of Class A common stock and (b) up to 8,900,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants originally issued in a private placement in connection with the initial public offering of our predecessor company, D8, at an exercise price of $11.50 per share of Class A common stock (collectively, the “Private Placement Warrants”), and (ii) up to 17,248,601 shares of Class A common stock that are issuable upon the exercise of 17,248,601 warrants issued in connection with the initial public offering of D8 (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and Public Warrants are listed on the NYSE under the symbols “RBOT” and “RBOT WS,” respectively. On September 30, 2022, the closing price of our Class A common stock was $3.35 and the closing price for our Public Warrants was $0.446.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2022.

You should rely only on the information contained in, or incorporated by reference in, this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States:    We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Please carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About Vicarious Surgical Inc.

We are combining advanced miniaturized robotics, computer science and 3D visualization to build a new category of intelligent and affordable, single-incision surgical robot that virtually transports surgeons inside the patient to perform minimally invasive surgery (“MIS”). With our next-generation robotics technology and proprietary human-like surgical robots, we are seeking to improve patient outcomes, as well as the cost and efficacy of surgical procedures. Led by a visionary team of engineers from the Massachusetts Institute of Technology, we intend to deliver the next generation in robotic surgery, designed to solve the shortcomings of both open surgery, as well as current manual and robot-assisted MIS.

We estimate there are over 39 million soft tissue surgical procedures addressable by our technology. Of these procedures, it is estimated that more than 50% are performed using open surgery, and less than 5% are performed by current robot-assisted MIS.

We believe this slow adoption of robot-assisted surgery has occurred because of several factors, including the following:

•        Significant Capital Investment.    Existing robotic systems require a high upfront cost and burdensome annual service contracts that are often prohibitively expensive, especially in outpatient settings. These capital costs are estimated to be up to $2.0 million per system upfront, plus an additional 10-20% annually for maintenance and service contracts.

•        Low Utilization.    In addition to the significant acquisition costs, existing robotic systems create inefficiencies and increase costs to medical facilities considering adoption. Due to their large size and limited portability, existing robotic systems require the construction of a dedicated operating room, occupying valuable real estate within the hospital. Once in place, these robotic systems require extensive set-up and operating room turnover times, which limits the number of procedures that can be performed with the robotic system.

•        Limited Capabilities.    Existing robotic systems have limited capabilities and are ill-suited for many outpatient procedures. Due to their limited degrees of freedom inside the abdomen, they depend on significant, complicated, robotic motion outside the body, and they have limited ability to operate in multiple quadrants, difficulty operating on the “ceiling” of the abdomen, create collisions inside and outside of the patient’s abdomen, and restrict overall access of the operating team to the patient.

•        Difficult to Use.    Existing robotic systems necessitate device-specific training requiring the surgeon to “design the robotic motion” for each procedure. In choosing the incision sites, the surgeon must effectively design the kinematic motion of the robot for every procedure to operate well and avoid collisions inside and outside of the patient’s abdomen. They must design this kinematic motion with fewer degrees of freedom than they would employ using open surgery, restricting their natural movements. To become proficient at manipulating these legacy robotic systems to perform the procedures they otherwise were trained to perform via open surgery requires extensive training and several dozen procedures on live patients. As these systems are maintained in dedicated, expensive, operating rooms, obtaining access to train on the system becomes a significant impediment to adoption, resulting in more open surgeries.

Our single-port system with advanced, miniaturized robotics and advanced visualization is designed to address the significant limitations of open surgery and existing single- and multi-port robotic surgical approaches to improve patient outcomes and enhance adoption by hospitals and other medical facilities. Our single-incision surgical robot, called the Vicarious System, is designed with a fundamentally different architecture, and proprietary “de-coupled actuators,” to overcome many of the limitations of open surgery or existing robot-assisted surgical procedures with a minimally invasive and more capable robotic system. This architecture enables unprecedented dexterity inside the abdomen through an ultra-thin support tube, providing significant improvement over existing legacy robotic systems and minimizing the complications and trauma associated with open surgery.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2021, as described under the caption “Incorporation of Certain Information by Reference” on page 31 of this prospectus.

Our Corporate Information

Vicarious Surgical Inc. was originally incorporated in the Cayman Islands as a special purpose acquisition company under the name D8 Holdings Corp. (“D8”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving D8 and one or more businesses. On September 17, 2021 (the “Closing Date”), we consummated the transaction contemplated by the Agreement and Plan of Merger, dated as of April 15, 2021 (the “Business Combination Agreement”), by and among D8, Snowball Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of D8 (“Merger Sub”), and Vicarious Surgical Inc., a Delaware corporation incorporated in the State of Delaware on May 1, 2014 (“Legacy Vicarious Surgical”).

Pursuant to the terms of the Business Combination Agreement, a business combination between D8 was effected through the merger of Merger Sub with and into Legacy Vicarious Surgical, with Legacy Vicarious Surgical surviving as a wholly owned subsidiary of D8 (the “Merger,” and collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Effective as of the Closing, D8 changed its named to Vicarious Surgical Inc. and Legacy Vicarious Surgical changed its name to Vicarious Surgical US Inc.

Our principal executive offices are located at 78 Fourth Avenue, Waltham, Massachusetts 02451, and our telephone number is (617) 868-1700. We maintain a website at https://www.vicarioussurgical.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Background and Business Combination

Prior to the Closing Date, on September 16, 2021, as contemplated by the Business Combination Agreement, D8 filed a notice of deregistration and necessary accompanying documents with the Cayman Islands Registrar of Companies, and a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which D8 was domesticated and continues as a Delaware corporation, changing its name to “Vicarious Surgical Inc.” (the “Domestication”). As a result of and upon the effective time of the Domestication, (a) each D8 Unit then issued and outstanding as of immediately prior to the Domestication automatically separated into the underlying D8 Class A ordinary share and one-half of a D8 Public Warrant, (b) each D8 Class A ordinary share issued and outstanding immediately prior to the Domestication remained outstanding and automatically converted into one share of Class A common stock, (c) each D8 Class B ordinary share, par value $0.0001 per share, of D8 issued and outstanding immediately prior to the Domestication automatically converted into one share of D8 Class A ordinary share, and (d) each D8 Public Warrant automatically converted into a Public Warrant on the same terms as the D8 Public Warrants. No fractional Public Warrants were issued upon separation of the D8 Units.

On September 17, 2021, concurrently with the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (such completion, the “Closing”), D8 changed its name to “Vicarious Surgical Inc.” and Legacy Vicarious Surgical changed its name to “Vicarious Surgical Operating Co.” On October 6, 2021, Legacy Vicarious Surgical changed its name from “Vicarious Surgical Operating Co.” to “Vicarious Surgical US Inc.”

As a consequence of the Business Combination, each D8 Class B ordinary share or that was issued and outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) was converted, on a one-for-one basis, into a share of Class A common stock. The Business Combination had no effect on the Class A common stock that was issued and outstanding as of immediately prior to the Effective Time, which continues to remain outstanding, except for the shares redeemed in connection with the Business Combination.

In connection with the Closing of the Business Combination, (i) Legacy Vicarious Surgical stockholders received shares of Vicarious Surgical Class A common stock equal to the amount of shares of Legacy Vicarious Surgical capital stock owned by such stockholder multiplied by 3.29831 for each share in such class of Legacy Vicarious Surgical capital stock that was issued and outstanding immediately prior to the Effective Time, rounded to the nearest whole number of shares; (ii) the Legacy Vicarious Surgical Founders received shares of Vicarious Surgical Class B common stock equal to the amount of shares of Legacy Vicarious Surgical Class A common stock owned by such Legacy Vicarious Surgical Founder multiplied by 3.29831 for each share in such class of Legacy Vicarious Surgical Class A common stock that was issued and outstanding immediately prior to the Effective Time, rounded to the nearest whole number of shares; (iii) each option to purchase shares of Legacy Vicarious Surgical common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by D8 and became an option (vested or unvested, as applicable) to purchase a number of shares of Vicarious Surgical Class A common stock equal to the number of shares of Legacy Vicarious Surgical common stock subject to such option immediately prior to the Effective Time multiplied by 3.29831, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.29831 and rounded up to the nearest whole cent; and (iv) each warrant to purchase shares of Legacy Vicarious Surgical Class B common stock that was issued and outstanding prior to the Effective Time was assumed and converted into a warrant exercisable for shares of Vicarious Surgical Class A common stock.

In addition, concurrently with the execution of the Business Combination Agreement, on April 15, 2021 and September 9, 2021, D8 entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, immediately prior to the Closing, an aggregate of 14,200,000 shares of Class A common stock at a purchase price of $10.00 per share (the “PIPE Financing”).

Stock Exchange Listing

Our Class A common stock and Public Warrants are listed for trading on the NYSE under the symbols “RBOT” and “RBOT WS”, respectively.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Vicarious Surgical’s financial statements with those of another public company that is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of D8’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is $700 million or more as of the end of that fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	Vicarious Surgical Inc.
Issuance of Class A common stock
Shares of our Class A common stock to be issued upon exercise of all Private Placement Warrants and Public Warrants	27,648,601 shares
Shares of our common stock outstanding prior to exercise of all Warrants	122,278,754 shares(1)
Use of proceeds

We will receive up to an aggregate of approximately $318.0 million from the exercise of all 27,648,601 Warrants, assuming the exercise in full of such Warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A common stock, Class B common stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders (representing the D8 Founder Shares, shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, shares issued in the PIPE Financing, and shares issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Vicarious Surgical pursuant to the Business Combination Agreement, including shares that may be issued upon the conversion of shares of Class B common stock)

86,532,807 shares
Shares of Class B common stock offered by the Selling Securityholders	19,686,297 shares
Warrants offered by the Selling Securityholders (representing the Private Placement Warrants)	10,400,000 Private Placement Warrants
Exercise price	$11.50 per share, subject to adjustment as described herein
Redemption	The Warrants are redeemable in certain circumstances. See “Description of Our Securities — Warrants” for further discussion.

____________

(1)      Represents the number of shares of Class A common stock and Class B common stock outstanding as of September 15, 2022. Includes (i) 102,592,457 shares of Class A common stock and (ii) 19,686,297 shares of Class A common stock issuable upon conversion of outstanding Class B common stock. The number of issued and outstanding shares of Class A common stock does not include the shares of Class A common stock reserved for issuance under the Vicarious Surgical Equity Incentive Plan.

Use of proceeds

We will not receive any proceeds from the sale of the Class A common stock, Class B common stock and Warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the options, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such options to the extent such options are exercised for cash. With respect to shares of Class A common stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Ticker symbols	“RBOT” and “RBOT WS” for the Class A common stock and Public Warrants, respectively.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this prospectus, and any updates to those risk factors included from time to time in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our securities. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, that relate to future events or to our future operations or financial performance. These statements are based on the beliefs and assumptions of our management team. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or performance, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these identifying words. The forward-looking statements are based on projections prepared by, and are the responsibility of, the Company’s management. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably and retain our key employees;

•        the ability to maintain the listing of our Class A common stock on the NYSE;

•        the success, cost and timing of our product and service development activities;

•        the commercialization and adoption of our initial products and the success of the Vicarious System, and any of our future product and service offerings;

•        the potential attributes and benefits of the Vicarious System and any of our other product and service offerings once commercialized;

•        our ability to obtain and maintain regulatory approval for the Vicarious System and our product and service offerings, and any related restrictions and limitations of any approved product or service offering;

•        our business is subject to a variety of U.S. and foreign laws, which are subject to change and could adversely affect our business;

•        our ability to identify, in-license or acquire additional technology;

•        our ability to maintain our existing license agreements and manufacturing arrangements;

•        our ability to compete with other companies currently marketing or engaged in the development of products and services for ventral hernia repair and additional surgical applications, many of which have greater financial and marketing resources than us;

•        the size and growth potential of the markets for the Vicarious System and any of our future product and service offerings, and the ability of each to serve those markets once commercialized, either alone or in partnership with others;

•        our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•        our ability to raise financing in the future;

•        our financial performance;

•        our intellectual property rights and how failure to protect or enforce these rights could harm our business, results of operations and financial condition

•        economic downturns and political and market conditions beyond our control and their potential to adversely affect our business, financial condition and results of operations; and

•        the anticipated continued impact of the COVID-19 pandemic on our business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results, performance or achievements to differ materially from those indicated or implied by forward-looking statements such as those described under the caption “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus or other offering materials, or in the sections entitled “Business,” “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our subsequent current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements contained in this prospectus or in any document incorporated herein by reference may not occur.

Investors are cautioned not to place undue reliance on any forward-looking statement. Each forward-looking statement represents our views only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. We expressly disclaim any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

All of the Class A common stock, Class B common stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $318.0 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 86,532,807 shares of our Class A common stock, up to 19,686,297 shares of our Class B common stock, and up to 10,400,000 Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock, shares of Class B common stock or Private Placement Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock, shares of Class B common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock, Class B common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock, shares of Class B common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 102,592,457 shares of Class A common stock, 19,686,297 shares of Class B common stock and 10,400,000 Private Placement Warrants outstanding, in each case as of September 15, 2022. In calculating percentages of shares of Class A common stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of Class A common stock issuable upon (i) exercise of that particular Selling Securityholder’s Private Placement Warrants or (ii) conversion of that particular Selling Securityholder’s Class B common stock, if any, and did not assume the exercise of any other Selling Securityholder’s Private Placement Warrants or options, or upon the vesting of any other Selling Securityholder’s restricted stock units or conversion of any other Selling Securityholder’s Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned prior to Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Adam Sachs(1)(2)	11,440,388	10.0%	11,273,050	57.3%	—	—	11,273,050	11,273,050	—	167,338	*	—	—	—	—
AnglePoint Master Fund(3)	392,190	*	—	—	—	—	392,190	—	—	—	—	—	—	—	—
Aspex Master Fund(4)	2,600,000	2.5%	—	—	—	—	2,600,000	—	—	—	—	—	—	—	—
Barry S. Greene(1)(5)	3,909,513	3.7%	3,888,885	19.7%	—	—	3,888,885	3,888,885	—	20,628	*	—	—	—	—
Becton, Dickinson and Company(6)	2,000,000	1.9%	—	—	—	—	2,000,000	—	—	—	—	—	—	—	—
Bright Insight Holdings Limited(7)	6,671,674	6.3%	—	—	4,063,810	39.1%	4,063,810	—	4,063,810	2,607,864	2.5%	—	—	—	—
Cadin Limited(8)	10,426,426	9.6%	—	—	6,336,190	60.9%	6,336,190	—	6,336,190	4,090,236	4.0%	—	—	—	—
Chelvey International Limited(9)	43,888	*	—	—	—	—	43,888	—	—	—	—	—	—	—	—
E15 Fund Advisors (HK) Limited(10)	300,000	*	—	—	—	—	300,000	—	—	—	—	—	—	—	—
Fred Langhammer(11)	25,000	*	—	—	—	—	25,000	—	—	—	—	—	—	—	—
Gates Frontier, LLC(12)	10,096,043	9.8%	—	—	—	—	10,096,043	—	—	—	—	—	—	—	—
Hel Ved Master Fund(13)	1,304,600	1.3%	—	—	—	—	1,000,000	—	—	304,600	*	—	—	—	—
hInsight-VSI Holdings, LLC(14)	1,000,000	1.0%	—	—	—	—	1,000,000	—	—	—	—	—	—	—	—
Immortal Gains Ltd(15)	99,000	*	—	—	—	—	99,000	—	—	—	—	—	—	—	—
Innovation Endeavors III LP(16)	13,770,143	13.4%	—	—	—	—	13,770,143	—	—	—	—	—	—	—	—
Jasmeet Kaur Kang Rollover IRA(17)	73,000	*	—	—	—	—	73,000	—	—	—	—	—	—	—	—
Jatinder S. Sekhon(18)	67,000	*	—	—	—	—	67,000	—	—	—	—	—	—	—	—
K5 Global Capital LLC(19)	25,000	*	—	—	—	—	25,000	—	—	—	—	—	—	—	—
K5 Global Technology Fund, LP – Series 001(20)	150,000	*	—	—	—	—	150,000	—	—	—	—	—	—	—	—
Khosla Ventures Seed C, LP(21)	7,896,787	7.7%	—	—	—	—	7,896,787	—	—	—	—	—	—	—	—
Khosla Ventures V, LP(21)	13,059,335	12.7%	—	—	—	—	13,059,335	—	—	—	—	—	—	—	—
Pleiad Asia Equity Master Fund(22)	476,800	*	—	—	—	—	476,800	—	—	—	—	—	—	—	—
Pleiad Asia Master Fund(23)	1,523,200	1.5%	—	—	—	—	1,523,200	—	—	—	—	—	—	—	—
PT Multipolar Tbk(24)	100,000	*	—	—	—	—	100,000	—	—	—	—	—	—	—	—
Richard Yong Chin-Wee(25)	50,000	*	—	—	—	—	50,000	—	—	—	—	—	—	—	—
Robert Kirby(11)	15,000	*	—	—	—	—	15,000	—	—	—	—	—	—	—	—
Roberta Lipson(26)	100,000	*	—	—	—	—	100,000	—	—	—	—	—	—	—	—
Sammy Khalifa(1)(27)	4,665,030	4.4%	4,524,362	23.0%	—	—	4,524,362	4,524,362	—	140,668	*	—	—	—	—
Sun Hung Kai Strategic Capital Limited(28)	5,441,492	5.3%	—	—	—	—	949,124	—	—	4,492,368	4.4%	—	—	—	—
Susan H. Barton(29)	10,000	*	—	—	—	—	10,000	—	—	—	—	—	—	—	—
Teck Liang Beng(30)	100,000	*	—	—	—	—	100,000	—	—	—	—	—	—	—	—
Terry Lundgren(11)	25,000	*	—	—	—	—	25,000	—	—	—	—	—	—	—	—
Wolfswood Partners, LP(31)	500,000	*	—	—	—	—	500,000	—	—	—	—	—	—	—	—
Total	98,356,509	74.1%	19,686,297	100%	10,400,000	100%	86,532,807	19,686,297	10,400,000	11,823,702	11.5%

____________

*         Denotes less than 1%.

**      Certain Selling Securityholders may be deemed to beneficially own other shares reported herein.

***    The Class A common stock issuable upon conversion of shares of Class B common stock is also included in the Number of Shares of Class A common stock Being Offered column immediately preceding.

(1)      Unless otherwise indicated, the business address of each of these holders is c/o Vicarious Surgical Inc., 78 Fourth Avenue, Waltham, Massachusetts 02451.

(2)      Includes (i) options to purchase 105,563 shares of our Class A common stock exercisable within 60 days of September 15, 2022 held by Adam Sachs, Vicarious Surgical’s President and Chief Executive Officer, (ii) 12,180 shares of our Class A common stock issuable upon vesting of RSUs within 60 days of September 15, 2022 held by Mr. Sachs, and (iii) 11,273,050 shares of our Class B common stock held by Mr. Sachs. Mr. Sachs has sole voting and investment control over the shares.

(3)      AnglePoint Asset Management Limited, the investment manager of AnglePoint Master Fund, has voting and investment control of the shares held by AnglePoint Master Fund. Mr. Jie Liu is the Chief Investment Officer of AnglePoint Asset Management Limited and may be deemed to be the beneficial owner of such shares held by AnglePoint Master Fund. The business address of AnglePoint Asset Management Limited, AnglePoint Master Fund and Mr. Jie Liu is c/o AnglePoint Asset Management Limited, 1303 York House, 15 Queens Road, Central, Hong Kong.

(4)      Aspex Management (HK) Limited, a Hong Kong limited liability company, is the sole the investment manager of Aspex Master Fund. Aspex Management (Cayman) Limited holds 100% of the equity interests in Aspex Management (HK) Limited. Mr. Ho Kei Li holds 100% of the equity interests in Aspex Management (Cayman) Limited and may therefore be deemed to be the beneficial owner of such Class A common stock held by Aspex Master Fund. Mr. Ho Kei Li expressly disclaims any such deemed beneficial ownership of the Class A common stock, except to the extent of his pecuniary interests therein. The business address of Aspex Management (HK) Limited, Aspex Management (Cayman) Limited, Aspex Master Fund and Mr. Ho Kei Li is St. George’s Building, 16th Floor, 2 Ice House Street, Hong Kong.

(5)      Includes 3,888,885 shares of Class B common stock, or Class A common stock issuable upon the conversion of Class B common stock, as the case may be, held by Barry S. Greene, a Legacy Vicarious Surgical Founder. Dr. Greene has sole voting and investment control over the shares.

(6)      The Selling Securityholder is a publicly traded company on the New York Stock Exchange (NYSE: BDX), and its business address is 1 Becton Drive, Franklin Lakes, NJ 07417.

(7)      Includes 4,063,810 Private Placement Warrants and 4,063,810 shares of Class A common stock issuable upon exercise of such Private Placement Warrants. Mr. Liu Chen-Chi is the controlling person of Bright Insight Holdings Limited and as such may be deemed to be the beneficial owner of such shares held by Bright Insight Holdings Limited. The business address of Bright Insight Holdings Limited and Mr. Liu Chen-Chi is Vistra Corporate Services Centre, Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands.

(8)      Includes 6,336,190 Private Placement Warrants and 6,336,190 shares of Class A common stock issuable upon exercise of such Private Placement Warrants. The business address of Cadin Limited is Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands.

(9)     Chelvey International Limited (“Chelvey”) is an entity affiliated with E15 Fund II, LP (“E15”). Philip Liang is the managing partner for E15. Shrikant Patnaik is a principal for E15. Each of Messrs. Liang and Patnaik share voting and investment discretion with respect to the shares held of record by Chelvey, and as such may be deemed to have voting and investment control over the shares held by Chelvey and the entities affiliated with E15. The business address of Chelvey, E15, Mr. Patnaik and Mr. Liang is Ogier Global (Cayman) Limited, 89 Nexus way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

(10)    Philip Liang is the managing partner for E15 Fund Advisors (HK) Limited (“E15 Fund Advisors”), and as such may be deemed to have voting and investment control over the shares held by E15 Fund Advisors and the entities affiliated with E15 Fund Advisors. The business address of E15 Fund Advisors is RMS2102-03 China Insurance Group Bldg., 141 Des Voeux Rd., Central, Hong Kong, and the business address of Mr. Liang is Ogier Global (Cayman) Limited, 89 Nexus way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

(11)    The business address of such Selling Securityholder is c/o D8 Sponsor LLC, Unit 1008, 10/F, Champion Tower, 3 Garden Road, Central, Hong Kong.

(12)    William H. Gates III is the sole member of Gates Frontier, LLC, and as such may be deemed to have sole voting and dispositive power over the shares held by Gates Frontier, LLC. The business address of Gates Frontier, LLC is 2365 Carillon Point, Kirkland, WA 98033.

(13)    Hel Ved Capital Management Limited, the investment manager of Hel Ved Master Fund, has voting and investment control of the shares held by Hel Ved Master Fund. Yunmin Chai is the Chief Investment Officer of Hel Ved Capital Management Limited and as such may be deemed to be the beneficial owner of such shares held by Hel Ved Master Fund. The business address of Hel Ved Capital Management Limited, Hel Ved Master Fund and Mr. Chai is c/o Hel Ved Capital Management Limited, Suite 4120, 41/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

(14)    The Selling Securityholder is an indirect, wholly-owned subsidiary of HCA Healthcare, Inc., a publicly traded company on the New York Stock Exchange (NYSE: HCA). The business address is One Park Plaza, Nashville, Tennessee 37203.

(15)    Yu Chuan Lee and Amy Ng Ka Yin are the directors of Immortal Gains Ltd and as such may be deemed to be the beneficial owners of such shares held by Immortal Gains Ltd. The business address of Immortal Gains Ltd, Mr. Lee and Ms. Yin is Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, VG1110, British Virgin Islands.

(16)    Dror Berman is a managing partner at Innovation Endeavors III LP, and as such may be deemed to have voting and investment control over the shares held by Innovation Endeavors III LP. The business address of Innovation Endeavors III LP and Mr. Berman is 1845 El Camino Real, Palo Alto, CA 94306.

(17)    The business address of such Selling Securityholder is 11805 Centurion Way, Potomac, MD 20854.

(18)    The business address of such Selling Securityholder is 11805 Centurion Way, Potomac, MD 20854.

(19)    On June 25, 2020, the Sponsor transferred 25,000 D8 Founder Shares to Michael Kives. After the Closing of the Business Combination, Mr. Kives transferred the 25,000 shares of Class A common stock received upon conversion of such 25,000 D8 Founder Shares to K5 Global Capital LLC. Bryan Baum and Michael Kives are each managing members of K5 Global Capital LLC and as such may be deemed to be the beneficial owners of such shares held by K5 Global Capital LLC. The business address of K5 Global Capital LLC, Mr. Baum and Mr. Kives is 9 La Gorce Circle, Miami Beach, FL 33141.

(20)    K5 Global Technology, LLC (“K5 Global Technology”), the General Partner of K5 Global Technology Fund, LP — Series 001 (“K5 Global Technology Fund”), and/or K5 Global Advisor LLC (“K5 IA”), the investment manager of K5 Global Technology Fund, have voting and investment control of the shares held by K5 Global Technology Fund. Bryan Baum and Michael Kives are each managing members of K5 Global Technology and K5 IA and as such may be deemed to be the beneficial owners of such shares held by K5 Global Technology Fund. The business address of K5 Global Technology, K5 IA, K5 Global Technology Fund, Mr. Baum and Mr. Kives is 9 La Gorce Circle, Miami Beach, FL 33141.

(21)    Represents (i) 7,896,787 shares of Class A common stock held by Khosla Ventures Seed C, LP (“Khosla Ventures Seed C”) and (ii) 13,059,335 shares of the Class A common stock held by Khosla Ventures V, LP (“Khosla Ventures V”). Khosla Ventures Seed Associates C, LLC (“KVA Seed C”) is the general partner of Khosla Ventures Seed C. Khosla Ventures Associates V, LLC (“KVA V”) is the general partner of Khosla Ventures V, LP. Vinod Khosla is the managing member of VK Services, LLC (“VK Services”), which is the sole manager of KVA Seed C and KVA V. Each of KVA Seed C, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Khosla Ventures Seed C, and each of KVA Seed C, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Khosla Ventures Seed C. Each of KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Khosla Ventures V, and each of KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Khosla Ventures V. Each of KVA Seed C, KVA V, VK Services and Vinod Khosla disclaims beneficial ownership of such shares except to the extent of his or its respective pecuniary interests therein. Mr. Kaul is a General Partner and Managing Director of Khosla Ventures, LLC. Mr. Kaul disclaims any beneficial ownership of the securities held by Khosla Ventures Seed C and Khosla Ventures V other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of each of the reporting persons is 2121 Sand Hill Road, Menlo Park, CA 94025.

(22)    Pleiad Asia Investment Advisors Limited, an SEC-registered investment adviser, is the investment manager of Pleiad Asia Equity Master Fund and has voting and investment control of the shares held by Pleiad Asia Equity Master Fund. Michael Yoshino and Kenneth Lee are the Co-Chief Investment Officers of Pleiad Asia Investment Advisors Limited and as such may be deemed to be the beneficial owners of such shares held by Pleiad Asia Equity Master Fund. The business address of Pleiad Asia Investment Advisors Limited, Pleiad Asia Equity Master Fund, Mr. Yoshino and Mr. Lee is 26/F, 8 Wyndham Street, Central, Hong Kong.

(23)    Pleiad Asia Investment Advisors Limited, an SEC-registered investment adviser, is the investment manager of Pleiad Asia Master Fund and has voting and investment control of the shares held by Pleiad Asia Master Fund. Michael Yoshino and Kenneth Lee are the Co-Chief Investment Officers of Pleiad Asia Investment Advisors Limited and as such may be deemed to be the beneficial owners of such shares held by Pleiad Asia Master Fund. The business address of Pleiad Asia Investment Advisors Limited, Pleiad Asia Master Fund, Mr. Yoshino and Mr. Lee is 26/F, 8 Wyndham Street, Central, Hong Kong.

(24)    PT Inti Anugerah Pratama (“PT IAP”) has voting and investment control of the shares held by PT Multipolar Tbk (“Multipolar Tbk”). PT Trijaya Utama Mandiri (“PT TUM”) holds 60% of the equity interests in PT IAP, and Fullerton Capital Limited (“Fullerton”) holds 40% of the equity interests in PT IAP. James Tjahaja Riady holds 100% of the equity interests of PT TUM, and Stephen Riady holds 100% of the equity interests of Fullerton. As such, each of Messrs. James Tjahaja Riady and Stephen Riady may be deemed to be the beneficial owners of such shares held by Multipolar TBK. The business address of PT IAP, PT TUM, Fullerton, Multipolar Tbk, Mr. James Tjahaja Riady and Mr. Stephen Riady is Menara Matahari 20F, JI. Boulevard Raya No. 7, Lippo Karawaci, Tangerang, Banten, Indonesia 15811.

(25)    The business address of such Selling Securityholder is 1 Ardmore Park #23-01, Singapore 259962.

(26)    The business address of such Selling Securityholder is 3899 Live Oak Blvd., Delray Beach, FL 33445.

(27)    Includes (i) options to purchase 84,450 shares of our Class A common stock exercisable within 60 days of September 15, 2022 held by Sammy Khalifa, Vicarious Surgical’s Chief Technology Officer, (ii) 9,744 shares of our Class A common stock issuable upon vesting of RSUs within 60 days of September 15, 2022 held by Mr. Khalifa, and (iii) 4,524,362 shares of our Class B common stock held by Mr. Khalifa. Mr. Khalifa has sole voting and investment control over the shares.

(28)    The Selling Securityholder is a wholly-owned subsidiary of Sun Hung Kai & Co Ltd, a publicly traded company on the Hong Kong Stock Exchange (SEHK: 86), and its business address is 42/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(29)    The business address of such Selling Securityholder is 216 Hart Mews Street, Gaithersburg, MD 20878.

(30)    The business address of such Selling Securityholder is 20 Tudor Close, Singapore 297949.

(31)    Jason Comerchero and Gregory Neuman are the managing members of Wolfswood Holdings, LLC, the general partner of Wolfswood Partners, LP, and as such may be deemed to be the beneficial owners of such shares held by Wolfswood Partners, LP. The business address of Wolfswood Holdings, LLC, Wolfswood Partners, LP, Mr. Comerchero and Mr. Neuman is 140 Broadway, Floor 38, New York, NY 10005.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 10,400,000 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants and 17,248,601 shares of our Class A common stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders of up to 10,400,000 Private Placement Warrants, up to 86,532,807 shares of Class A common stock and up to 19,686,297 shares of Class B common stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A common stock, Class B common stock, and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the NYSE;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•        through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or agents;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions; and

•        through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions.

The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Certain of our stockholders have entered into lock-up agreements, all of which have expired.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Private Placement Warrants or Public Warrants may exercise its Private Placement Warrants or Public Warrants in accordance with the Warrant agreements on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrants or Public Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrants or Public Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreements.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A common stock, Class B common stock or warrants pursuant to the distribution through a registration statement.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the Amended and Restated Registration Rights Agreement to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold or otherwise cease to be registrable securities.

We have also agreed with the PIPE Investors pursuant to the Subscription Agreements to cause the registration statement to remain effective until the earlier of (i) two years from the effective date of the registration statement or (ii) the date the Selling Securityholder ceases to hold the shares covered by the registration statement.

Amended and Restated Registration Rights Agreement

At the Closing, we entered into the Amended and Restated Registration Rights Agreement with the Sponsor Group Holders and the Legacy Vicarious Surgical Holders, pursuant to which, among other things, the Sponsor Group Holders and the Legacy Vicarious Surgical Holders were granted certain registration rights and agreed to certain lock-up restrictions, all of which have expired.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of the capital stock of Vicarious Surgical (formerly D8 Holdings Corp.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and certain provisions of Delaware law. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Vicarious Surgical” in this section refer solely to Vicarious Surgical (formerly D8 Holdings Corp.) and not to our subsidiaries.

Authorized Capital Stock

We are authorized to issue 323,000,000 shares, consisting of 300,000,000 shares of Class A common stock, par value $0.0001 per share, 22,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section below entitled “Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law — Supermajority Provisions” for the list of matters of that will require approval of a supermajority of the then outstanding shares of our capital stock.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for such purposes.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other Rights

The holders of Class A common stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the preferred stock that we may issue in the future.

Class B Common Stock

Voting Rights

The holders of Class B common stock are entitled to twenty (20) votes for each share of Class B common stock held of record by such holder, on all matters on which stockholders generally or holders of Class B common stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). The holders of Class B common stock do not have cumulative voting rights in the election of directors. Holders of Class B common stock will vote together with holders of Class A common stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section below entitled “Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law — Supermajority Provisions” for the list of matters of that will require approval of a supermajority of the then outstanding shares of our capital stock.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class B common stock will share ratably together with each holder of Class A common stock, if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.

Optional Conversion

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to us.

Mandatory Conversion

Holders of Class B common stock will have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)    Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)    Upon the first date on which the Legacy Vicarious Surgical founders, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively beneficially owned by the Legacy Vicarious Surgical founders and permitted transferees of Class B common stock as of the Closing.

(3)    Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class.

(4)    Upon the death or incapacity of a Legacy Vicarious Surgical founder or a permitted transferee, with respect to the shares of Class B common stock held by such Legacy Vicarious Surgical founder or permitted transferee of such Legacy Vicarious Surgical founder.

(5)    Upon the date a Legacy Vicarious Surgical founder ceases to provide services to us for any reason or no reason, with respect to the shares of Class B common stock held by such Legacy Vicarious Surgical founder or permitted transferee of such Legacy Vicarious Surgical founder.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B common stock, then outstanding, if any.

Other Rights

The holders of Class B common stock do not have pre-emptive or subscription rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock.

Preferred Stock

The Charter provides that the board of directors have the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding as of September 15, 2022.

The purpose of authorizing the board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the dividend or liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Warrants

As of September 15, 2022, there were an aggregate of 17,248,601 outstanding Public Warrants and 10,400,000 outstanding Private Placement Warrants, which entitle the holder to acquire Class A common stock. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per full share, subject to adjustment as discussed below, beginning on October 17, 2021. Pursuant to the warrant agreement, a Public Warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a Public Warrant holder. However, except as set forth below, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within 60 business days from the completion of the business combination on September 17, 2021, Public Warrant holders may, until such time as there is an effective registration statement and during any period where we have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire at 5:00 p.m., New York City Time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of us, if we fail to complete a business combination, or (iii) the redemption date as fixed by us pursuant to the warrant agreement, if we elect to redeem all warrants.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are not (i) exercisable for cash (even if a registration statement covering the shares of Class A common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and (ii) redeemable by us, in each case so long as they are still held by the initial purchasers or their respective affiliates.

We may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

We may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.10 per warrant:

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the shares of Class A common stock except as otherwise described below;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $10.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant holders;

•        if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the Public Warrant holders is less than $18.00 per share, the Private Placement Warrants must be concurrently called for redemption on the same terms as the outstanding Public Warrants; and

•        if, and only if, there is a current registration statement in effect with respect to the Class A common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Beginning on the date the notice of redemption is given and until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Redemption Fair Market Value of Class A common stock (period to expiration of warrants)
Redemption Date	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for the Public Warrants have been established at a price which is intended to provide Public Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this Exhibit, (b) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (c) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants.

The exercise price and number of shares of Class A common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price (but not below the par value of a share of Class A common stock) at any time prior to the expiration date for a period of not less than 15 business days; provided, however, that we provide at least 5 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the U.S. federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Public Warrant holder will not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Public Warrants will be exercisable and we will not be obligated to issue Class A common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A common stock issuable upon exercise of the warrants is current and the Class A common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant. If the prospectus relating to the Class A common stock issuable upon the exercise of the warrants is not current or if the Class A common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Public Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing Public Warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of us, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Class A common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A common stock or other similar event), we will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to the Public Warrant holder.

Registration Rights

On April 15, 2021 and September 9, 2021, D8 entered into subscription agreements with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors purchased shares of Class A common stock immediately prior to the Closing and the PIPE Investors are entitled to certain registration rights. In particular, we agreed to, within thirty (30) calendar days after the Closing, file with the SEC (at our sole cost and expense) a registration statement registering the resale of the shares of Class A common stock issued to the PIPE Investors, and to use our commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or the 120th calendar day if the SEC notifies us that it will “review” such registration statement) following the Closing and (ii) the 10th business day after the date we are notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

At the Closing, we entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with the Sponsor and D8’s independent directors (the “Sponsor Group Holders”), and certain Legacy Vicarious Surgical stockholders (the “Legacy Vicarious Surgical Holders”), pursuant to which, among other things, the Sponsor Group Holders and the Legacy Vicarious Surgical Holders agreed to certain lock-up restrictions (all of which have expired) and were granted certain registration rights, on the terms and subject to the conditions therein, with respect to their respective shares of our common stock which is set forth as follows:

•        Registration rights.    Promptly, but in any event within thirty (30) days following the Closing of the Business Combination, we were required to use our commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (or ninety (90) days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). On October 15, 2021 we filed such registration statement with the SEC and the registration statement was declared effective on October 22, 2021. At any time at which we have an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $50 million or reasonably expect to sell all of the registrable securities held by such holder, but in no event for aggregate gross proceeds of less than $10 million in gross proceeds. We will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with us, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

•        Demand registration rights.    At any time after the Closing of the Business Combination, if we do not have an effective registration statement outstanding, we will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Legacy Vicarious Surgical Holders, as soon as practicable but not more than forty-five (45) days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. We are not obligated to effect more than an aggregate of three (3) registrations pursuant to a demand registration request.

•        Piggyback registration rights.    At any time after the Closing of the Business Combination, if we propose to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for our own account or for the account of any other person, subject to certain exceptions and reductions as described in the Amended and Restated Registration Rights Agreement, then we will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than 10 days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, we will, in good faith, cause such registrable securities to be included in the registration statement and use our commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of ours included in such registration.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock. The Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of Class B common stock, voting separately as a class, or, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of our preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to us in the manner forth in Section 228 of the DGCL.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of our unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Blank Check Preferred Stock

The Charter provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

In this regard, the Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of us.

Election of Directors and Vacancies

The Charter provides that our board of directors will determine the number of directors who will serve on the board of directors. Subject to the Director Nomination Agreement, the exact number of directors will be fixed from time to time by a majority of our board of directors. The Charter also provides that our board of directors will be declassified and will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the Closing, and, thereafter, all directors will be elected annually and will be elected for one year terms expiring at the next annual meeting of our stockholders. There will be no limit on the number of terms a director may serve on our board of directors.

In addition, the Charter provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Director Nomination Agreement and any rights of the holders of our preferred stock.

Quorum

The Bylaws provide that at any meeting of our board of directors, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

General Stockholder Meetings

The Charter provides that special meetings of stockholders may be called only by or at the direction of our board of directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws allow our board of directors to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Supermajority Provisions

The Charter and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Charter and subject to the rights of the parties to the Director Nomination Agreement.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Charter provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 662/3% in voting power all the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class:

•        the provision regarding our board of directors being authorized to establish one or more series of preferred stock with such powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors may determine;

•        the provision regarding our board of directors being authorized to amend the Bylaws without a stockholder vote;

•        the provisions regarding filling vacancies on our board of directors and newly created directorships;

•        the provisions regarding resignation and removal of directors; the provisions regarding calling special meetings of stockholders;

•        the provisions regarding stockholder action by written consent; and

•        the amendment provision requiring that the above provisions be amended only with a 662/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to us or our stockholders, (iii) any action asserting a claim (a) arising pursuant to any provision of Delaware law, the Charter or the Bylaws or (b) as to which Delaware law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against us or any current or former director, officer, employee, stockholder or agent of ours governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in the Charter. In addition, the Charter provides that, unless we consent in writing to the selection of an alternate forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision in the Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our board of directors who is not an employee of ours or our subsidiaries, or any employee or agent of such member, other than someone who is an employee of ours or our subsidiaries. The Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of ours.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. We believe that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our respective directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

Our Class A common stock and warrants to purchase Class A common stock are listed for trading on the NYSE under the symbol “RBOT” and “RBOT WS”, respectively.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has passed upon the validity of the Vicarious Surgical Class A common stock and Vicarious Surgical Class B common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Vicarious Surgical Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.vicarioussurgical.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. We incorporate by reference the documents listed below:

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC on March 31, 2022;

•        our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 that we filed with the SEC on May 9, 2022 and August 8, 2022, respectively;

•        the portions of our definitive proxy statement on Schedule 14A that we filed with the SEC on April 29, 2022 that are deemed “filed” with the SEC under the Exchange Act;

•        our Current Report on Form 8-K that we filed with the SEC on June 3, 2022 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•        the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 13, 2020, including any amendment or report filed for the purpose of updating such description; and

•        all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

Vicarious Surgical Inc.
78 Fourth Avenue
Waltham, Massachusetts 02451
(617) 868-1700

You may also access these documents on our website, https://www.vicarioussurgical.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

VICARIOUS SURGICAL INC.

Up to 103,781,408 Shares of Class A Common Stock
Up to 19,686,297 Shares of Class B Common Stock
Up to 10,400,000 Warrants

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PROSPECTUS

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October 6, 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.